Exhibit 99.1
One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2016 Results

OLD BRIDGE, New Jersey—August 15, 2016—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the second quarter and six months ended June 30, 2016.

Net sales increased $399,000 or 7.6% to $5,682,000 for the second quarter of 2016 from $5,283,000 for the comparable period in 2015.  Net income (loss) for the three months ended June 30, 2016 was $73,000 or $0.01 per share in 2016, compared to $(1,262,000) or $(0.20) per share for the comparable period in 2015.

The increase in net sales is primarily attributed to an increase in sales of digital video headend products and data products offset by a decrease in sales of analog video headend products and contract-manufactured products.  Sales of digital video headend products were $2,835,000 and $2,396,000, data products were $518,000 and $120,000, analog video headend products were $653,000 and $873,000 and contract-manufactured products were $293,000 and $526,000, in the second three months of 2016 and 2015, respectively.

For the six month period ended June 30, net sales increased $1,600,000, or 16.0%, to $11,625,000 in 2016 from $10,025,000 in 2015.  Net loss for the six months ended June 30, 2016 was $(215,000) or $(0.03) per share, compared to $(2,677,000) or $(0.43) per share for the comparable period in 2015.

The increase in net sales is primarily attributed to an increase in sales of digital video headend products and data products offset by a decrease in sales of analog video headend products and contract-manufactured products.  Sales of digital video headend products were $6,126,000 and $4,505,000, data products were $1,277,000 and $185,000, analog video headend products were $1,230,000 and $1,913,000 and contract-manufactured products were $529,000 and $697,000 in the first six months of 2016 and 2015, respectively.

Commenting on the second quarter, Chief Executive Officer Robert J. Palle noted, "We are reasonably pleased with the performance for both the second quarter and the first six months of 2016.  We achieved a modest sales increase over 2015 that was directly attributable to both a major retailer systems upgrade and increased sales of Digital Video Headend products and DOCSIS-based data delivery products.  Analog product sales continue to decline as we have predicted, as most systems in the markets we serve have retired their analog-based solutions in favor of digital-signal based solutions.  While we continue to believe that sales will remain flat through 2016, we are actively working on a number of significant opportunities that if successful, should provide a lift in sales in 2017.  For the remainder of 2016, we are focused performing at a level that allows us to achieve positive EBITDA for the calendar year, refinancing the revolver and term loan with a new lender and completing the development of the new products that will provide the projected sales increase in 2017."

Conference Call Reminder
Details of the live teleconference are as follows:
Date: Monday, August 15, 2016
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high-speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com and www.rldrake.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2015 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.  Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Palle
CEO & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                                                                                                              (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$5,682	$5,283	$11,625	$10,025
Gross profit	2,477	1,536	4,685	2,916
Earnings (loss) from operations	235	(1,188)	35	(2,511)
Net earnings (loss)	$73	$(1,262)	$(215)	$(2,677)
Basic and diluted net earnings (loss) per share	$0.01	$(0.20)	$(0.03)	$(0.43)
Basic weighted average shares outstanding	7,029	6,263	6,897	6,263
Diluted weighted average shares outstanding	7,036	6,263	6,897	6,263

Consolidated Summary Balance Sheets
(in thousands)
	(unaudited)
	June 30, 2016	December 31, 2015

Current assets	$8,536	$8,313
Property, plant, and equipment, net	3,392	3,621
Total assets	15,561	16,230
Current liabilities	7,605	8,622
Long-term liabilities	475	239
Stockholders' equity	7,481	7,369

Total liabilities and stockholders' equity	$15,561	$16,230